EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement and related Prospectus of Asterias Biotherapeutics, Inc. (the “Company”) on Form S-3 (Registration No. 333-200745) of our report dated March 17, 2014, with respect to the financial statements of the Company for the year ended December 31, 2013 and for the period from September 24, 2012 (inception) to December 31, 2012, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission.

/s/ Rothstein Kass

New York, New York
March 6, 2015